Exhibit 99.1

August 3, 2004

National Financial Partners Announces Second Quarter 2004 Results

Highlights:

•	Revenue up 31% in the quarter and 35% year-to-date

•	Net income increased to $10.2 million in the quarter and $17.0 million year-to-date

•	Net income per diluted share increased to $0.28 in the quarter and $0.47 year-to-date

•	Cash earnings up 1% to $18.0 million in the quarter (up 34% from first quarter 2004) and up 20% to $31.5 million year-to-date

•	Cash earnings per diluted share down 17% to $0.49 in the quarter (up 32% from first quarter 2004) and flat at $0.87 year-to-date

•	“Same store” revenue growth of 13.2% year-to-date and 8.8% for the quarter

•	Sixteen acquisitions completed year-to-date through August 3rd with $16.4 million of “base earnings” (see Acquisitions) and $67 million of annualized revenue

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 31% increase in revenue to $156.3 million for the second quarter of 2004. Net income more than tripled to $10.2 million, or $0.28 per diluted share, in the second quarter of 2004, from $2.8 million, or $0.09 per share, in the second quarter of 2003. Net income in the June 2003 quarter reflected a $9.9 million impairment loss and a $1.8 million acquisition-related production bonus, partially offset by a $1.2 million reversal of previously accrued option compensation expense and lower overall corporate expenses.

Cash earnings, which is defined as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets, increased 1% to $18.0 million, from $17.9 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.49, down 17% from $0.59 in the second quarter of 2003, reflecting the increase in shares outstanding due to the Company’s September 2003 initial public offering. Cash earnings and Cash EPS rose 34% and 32%, respectively, from the first quarter of 2004, driven primarily by a 30% increase in gross margin. A full reconciliation of net income to cash earnings is provided in the attached tables as well as in the Company’s quarterly financial supplement available on the Company’s Web site at www.nfp.com.

For the six months ended June 30, 2004, revenue grew 35% to $291.6 million. Net income increased 166% to $17.0 million and net income per diluted share more than doubled to $0.47 during the first six months of 2004. Cash earnings grew 20% to $31.5 million while Cash EPS was flat at $0.87 in the year-to-date period, reflecting the increase in shares outstanding due to the Company’s September 2003 initial public offering.

“Our second quarter and year-to-date results reflect the strength and diversification of our business,” said Jessica Bibliowicz, Chairman and Chief Executive Officer. “With same store revenue growth of 13.2% through June 30th and base earnings acquired totaling $16.4 million through August 3rd, we are continuing to deliver excellent results with respect to two of the most critical drivers of our growth. Strong same store revenue growth continues to reflect the diversity of our firms and a favorable environment in our target markets.”

Ms. Bibliowicz continued, “Corporate expense levels remained high this quarter and will likely continue at or slightly above the second quarter run-rate for the remainder of the year. The costs, especially in the first year, to operate as a public company in today’s environment are somewhat higher than we originally estimated. These costs include fees paid to consultants and outside legal advisors in connection with Sarbanes-Oxley and other corporate governance compliance initiatives, increased board of directors fees associated with our initial year as a public company and other similar expenses. While these costs are high relative to our expense base, they are necessary and some are one-time in nature.”

Second Quarter Results

Revenue increased $37.1 million, or 31%, to $156.3 million in the second quarter of 2004. Components of the increase included “same store” revenue growth of $8.7 million, or 8.8%, to $107.8 million; revenue growth of $10.4 million, or 51%, to $30.6 million from NFP Insurance Services, Inc. (“NFPISI”) and NFP Securities, Inc. (“NFPSI”); and $19.9 million of revenue from newly acquired firms (these firms are not included in the calculation of “same store” revenue growth); less revenue from disposed firms. Drivers of revenue growth included continued strength in the high-end life insurance and wealth transfer business, steady growth in benefits and investment advisory services, and an overall increase in the number of affiliated financial services professionals.

Net income was $10.2 million, or $0.28 per diluted share, up from $2.8 million, or $0.09 per diluted share in the year-ago period. As mentioned above, net income in the June 2003 quarter reflected a $9.9 million impairment loss and a $1.8 million acquisition-related production bonus, partially offset by a $1.2 million reversal of previously accrued option compensation expense and lower overall corporate expenses. Cash earnings were $18.0 million, up 1% from $17.9 million in the second quarter of 2003. Cash EPS was $0.49, down 17% from $0.59 in the second quarter of 2003.

Net income per share and Cash EPS comparisons were also impacted by a 21% increase in diluted shares outstanding, from 30.3 million shares in the second quarter of 2003 to 36.6 million shares in the current year period. The increase in diluted shares resulted primarily from the Company’s September 2003 initial public offering of its common stock, acquisition-related share issuances and increased dilution from stock options driven by a higher average stock price in the second quarter of 2004 versus the year-ago period.

Gross margin as a percentage of revenue for the three months ended June 30, 2004 was 22.3%, compared with 22.4% in the comparable 2003 period. Commissions and fees expense as a percentage of revenue increased from 26.7% in the year-ago period to 30.2% in the second quarter of 2004. This increase was driven primarily by two of the Company’s 2004 acquisitions, both of which are wholesale operations that pay out a relatively high percentage of revenue in the form of commissions to producers.

Firm operating expenses as a percentage of revenue continued to decline, to 27.8% in the second quarter of 2004 from 30.0% in the second quarter of 2003, as revenue growth of 31% significantly outpaced operating expense growth of 21%. The Company believes that revenue growth and the reduction in firm operating expenses as a percentage of revenue post-acquisition is an indication of the efficiency of the Company’s operating structure.

Management fees as a percentage of revenue declined to 19.8% in the second quarter of 2004 from 20.9% in the second quarter of 2003. The level of management fees as a percentage of revenue in the year-ago period reflected the strong performance of firms in the second quarter following a relatively weak first quarter of 2003, as evidenced by “same store” revenue growth increasing from (3.6)% in the first quarter of 2003 to 13.1% for the six months ended June 30, 2003. This growth resulted in management fees as a percentage of revenue increasing sharply, from 14.5% in the first quarter of 2003 to 20.9% in the second quarter of 2003. In the second quarter of 2004, the level of management fees as a percentage of revenue reflected the strong overall performance of firms as well as an $0.8 million accrual of management fees for anticipated payments related to ongoing incentive programs (there was no such accrual in the second quarter of 2003). These programs reward principals of acquired firms for achieving certain rates of earnings growth measured in successive three-year periods after their initial three-year incentive and contingent consideration period.

General and administrative expenses (“G&A”) increased to $8.2 million in the second quarter of 2004 from $6.6 million in the year-ago period. The increase in G&A resulted primarily from certain costs associated with operating as a public company, including directors and officers liability insurance, investor relations and shareholder services and costs associated with the implementation of Sarbanes-Oxley and other corporate governance initiatives. The year-ago period included a $1.8 million one-time production bonus related to the achievement of specific milestones over a thirty-nine month period by an insurance marketing platform acquired in 2000. There is no further contingent obligation related to the performance of this unit. As a percentage of revenue, G&A decreased to 5.3% in the second quarter of 2004 from 5.6% in the year-ago period.

Option compensation expense increased to $0.4 million in the second quarter of 2004 from $(1.1) million in the comparable 2003 period. The second quarter of 2003 reflected the aforementioned reversal of accrued option compensation expense related to the final calculations for option incentive programs for principals of some of the Company’s earliest acquisitions. These programs expired in 2003.

Amortization of intangible assets totaled $4.8 million in the second quarter of 2004, up from $4.1 million in the comparable 2003 period. The increase was primarily attributable to a 13% increase in net intangible assets resulting primarily from acquisitions consummated during the last twelve months.

Impairment of goodwill and intangible assets declined to $1.7 million in the second quarter of 2004 from $9.9 million in the comparable 2003 period. The impairment incurred in the year-ago period was related to five of the Company’s firms. The impairment in the current year period related to four firms. Relative to the Company’s over 140 firms, a small number experience a deterioration in business prospects from time to time, which may ultimately lead to impairment and/or disposition.

Net interest and other contributed $0.3 million to pre-tax income in the second quarter of 2004 versus $(0.7) million in the year-ago period. The second quarter 2003 amount was driven by the interest expense associated with outstanding borrowings under the Company’s line of credit, which totaled $83.8 million at June 30, 2003. Since the Company’s initial public offering in September 2003, average borrowings under the line of credit have declined substantially. As of June 30, 2004, the Company did not have any borrowings outstanding.

The 2004 estimated annual effective tax rate is 46%, down from the 48% estimated effective rate utilized in the second quarter of 2003. The reduction reflected the Company’s expectation that non-deductible expenses, such as impairment losses, will be lower relative to the level of taxable income in 2004 versus 2003.

Six-Month Results

Revenue increased $75.3 million, or 35%, to $291.6 million for the six months ended June 30, 2004. Components of the increase included “same store” revenue growth of $23.4 million, or 13.2%, to $201.7 million; revenue growth of $16.2 million, or 41%, to $55.5 million from NFPISI and NFPSI; and $37.2 million of revenue from newly acquired firms; less revenue from disposed firms. Drivers of revenue growth included continued strength in the high-end life insurance and wealth transfer business, steady growth in benefits and investment advisory services, and an overall increase in the number of affiliated financial services professionals.

Net income for the first half of 2004 was $17.0 million, or $0.47 per diluted share, compared with $6.4 million, or $0.21 per diluted share in the first six months of 2003. Cash earnings were $31.5 million during the first six months of 2004, up 20% from $26.3 million in the year-ago period. Cash EPS was $0.87 for the first six months of 2004, flat as compared with the prior year period. As mentioned above, several items impacted net income and cash earnings in the year-ago period, including a $9.9 million impairment loss and a $1.8 million acquisition-related production bonus, partially offset by a $1.2 million reversal of previously accrued option compensation expense and lower overall corporate expenses.

Net income per share and Cash EPS comparisons were also impacted by a 21% increase in diluted shares outstanding, from 30.1 million shares in the first half of 2003 to 36.4 million shares in the current year period. The increase in diluted shares resulted primarily from the Company’s September 2003 initial public offering of its common stock, acquisition-related share issuances and increased dilution from stock options driven by a higher average stock price in the first six months of 2004 versus the comparable year-ago period.

Gross margin as a percentage of revenue for the six months ended June 30, 2004 was 21.1%, flat when compared with the comparable 2003 period. Increases in commissions and fees and management fees as a percentage of revenue were entirely offset by a reduction in firm operating expenses as a percentage of revenue.

G&A for the first half of 2004 totaled $15.6 million, an increase of $5.1 million from $10.5 million in the year-ago period. The increase in G&A was driven by certain costs associated with operating as a public company, including directors and officers liability insurance, investor relations and shareholder services, as well as costs associated with the implementation of Sarbanes-Oxley and other corporate governance initiatives. The year-ago period included a $1.8 million one-time production bonus related to the achievement of specific milestones over a thirty-nine month period by an insurance marketing platform acquired in 2000. There is no further contingent obligation related to the performance of this unit. As a percentage of revenue, G&A decreased to 5.4% in the six months ended June 30, 2004 from 5.7% in the comparable 2003 period.

During the first half of 2004, option compensation expense totaled $0.6 million, an increase of $0.7 million from $(0.1) million in the year-ago period. The year-ago period reflected the aforementioned reversal of accrued option compensation expense related to the final calculations for option incentive programs for principals of some of the Company’s earliest acquisitions. These programs expired in 2003.

Amortization of intangible assets was $9.4 million for the first six months of 2004, up from $8.0 million in the year-ago period. The $1.4 million increase was primarily attributable to a 13% increase in net intangible assets resulting primarily from acquisitions consummated during the last twelve months.

Impairment of goodwill and intangible assets declined to $1.7 million in the first half of 2004 from $9.9 million in the prior year period for the same reasons cited above.

Depreciation expense totaled $3.3 million in the first half of 2004, up $1.3 million from $2.0 million in the year-ago period. Approximately one-half of the increase in depreciation expense between periods was driven by the March 2004 completion of a comprehensive review of depreciable assets across all of the Company’s firms. The remainder of the increase in depreciation resulted primarily from an increase in the number of firms. As the Company continues to acquire firms, the Company’s depreciable assets increase correspondingly.

Net interest and other contributed $0.2 million to pre-tax income in the first half of 2004 versus $(1.2) million in the year-ago period. The change between periods was driven by a reduction in interest expense associated with the significant reduction in average borrowings under the Company’s line of credit.

The 2004 estimated annual effective tax rate is 46%, down from the 48% estimated effective rate utilized in the first half of 2003. The reduction reflected the Company’s expectation that non-deductible expenses, such as impairment losses, will be lower relative to the level of taxable income in 2004 versus 2003.

Acquisitions

Second Quarter 2004: During the second quarter of 2004, the Company completed five acquisitions (including one sub-acquisition by an owned firm) with aggregate base earnings of $2.4 million. Base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition. These five firms, in aggregate, generated revenue of approximately $7.4 million in 2003, the most recent full year prior to acquisition, and contributed approximately $2.0 million to the Company’s second quarter 2004 revenue. The Company paid the aggregate acquisition consideration in a combination of $7.9 million in cash and the issuance of approximately 139,500 shares of common stock.

July 1, 2004 through August 3, 2004: Since the end of the second quarter of 2004, the Company has completed four acquisitions with aggregate base earnings of $3.8 million. These firms, in aggregate, generated revenue of approximately $8.6 million in 2003, the most recent full year prior to acquisition. The Company paid the aggregate acquisition consideration in a combination of $15.4 million in cash and the issuance of approximately 154,300 shares of common stock.

January 1, 2004 through August 3, 2004: In aggregate, the Company has completed 16 acquisitions (including three sub-acquisitions) with aggregate base earnings of $16.4 million. These firms, in aggregate, generated revenue of approximately $67 million in 2003, the most recent full year prior to acquisition, and contributed approximately $16.8 million and $29.3 million to the Company’s second quarter 2004 and June 30, 2004 year-to-date revenue, respectively. The Company paid the aggregate acquisition consideration in a combination of $57.5 million in cash and the issuance of approximately 1,112,800 shares of common stock.

Earnings Conference Call

The Company will conduct its second quarter 2004 earnings conference call and audio webcast on Wednesday, August 4, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To access the call, dial (617) 801-9713 (when prompted, callers should enter the access code 45468554). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (617) 801-6888. The access code for the replay is 66468858. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings is defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenue. The Company believes these non-GAAP measures provide additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenue should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenue, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of the Company’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, National Financial Partners Corp. (“NFP”) is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,500 producers in 40 states and Puerto Rico consisting of over 140 firms and over 190 affiliated third-party distributors.

Forward-Looking Statements

This press release of NFP contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. NFP cautions readers that statements relating to its operations are based on management’s current expectations, estimates and projections. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “target(s),” “project(s),”

“believe(s),” “seek(s),” “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond NFP’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. For more details on factors that could affect expectations, please see NFP’s filings with the Securities and Exchange Commission. Unless legally required, NFP undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
John Nadel	Sarah Gormley
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4062

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited (Dollars and shares outstanding in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenue:
Commissions and fees	$156,341	$119,273	$291,566	$216,265

Cost of Services:
Commissions and fees	47,176	31,845	88,225	60,491
Operating expenses	43,407	35,780	87,605	71,245
Management fees	30,910	24,909	54,143	38,987

Total cost of services	121,493	92,534	229,973	170,723

Gross margin	34,848	26,739	61,593	45,542

Corporate and other expenses:
General and administrative	8,227	6,630	15,617	12,269
Option compensation	393	(1,064)	583	(132)
Amortization of intangibles	4,785	4,089	9,411	7,994
Impairment of goodwill and intangible assets	1,709	9,932	1,709	9,932
Depreciation	1,342	1,067	3,322	1,975
(Gain) on sale of subsidiaries	(145)	—	(145)	—

Total corporate and other expenses	16,311	20,654	30,497	32,038

Income from operations	18,537	6,085	31,096	13,504

Net interest and other	285	(748)	200	(1,194)

Income before income taxes	18,822	5,337	31,296	12,310

Income tax expense	8,664	2,562	14,277	5,909

Net income	$10,158	$2,775	$17,019	$6,401

Earnings per share:
Basic	$0.30	$0.10	$0.51	$0.23

Diluted	$0.28	$0.09	$0.47	$0.21

Weighted average shares outstanding:
Basic	33,546	27,770	33,309	27,656

Diluted	36,554	30,306	36,358	30,089

CALCULATION OF GROSS MARGIN

Unaudited (Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Total revenue	$156,341	$119,273	$291,566	$216,265
Cost of services (excludes management fees):
Commissions and fees	47,176	31,845	88,225	60,491
Operating expenses	43,407	35,780	87,605	71,245

Gross margin before management fees	65,758	51,648	115,736	84,529
Management fees	30,910	24,909	54,143	38,987

Gross margin	$34,848	$26,739	$61,593	$45,542

Gross margin as percentage of total revenue	22.3%	22.4%	21.1%	21.1%
Gross margin before management fees as percentage of total revenue	42.1%	43.3%	39.7%	39.1%
Management fees, as a percentage of gross margin before management fees	47.0%	48.2%	46.8%	46.1%

RECONCILIATION OF NET INCOME TO CASH EARNINGS

Unaudited (Dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
GAAP net income	$10,158	$2,775	$17,019	$6,401
Amortization of intangibles	4,785	4,089	9,411	7,994
Depreciation	1,342	1,067	3,322	1,975
Impairment of goodwill and intangible assets	1,709	9,932	1,709	9,932

Cash earnings	$17,994	$17,863	$31,461	$26,302

GAAP net income per share - diluted	$0.28	$0.09	$0.47	$0.21
Amortization of intangibles	0.13	0.13	0.26	0.27
Depreciation	0.04	0.04	0.09	0.07
Impairment of goodwill and intangible assets	0.05	0.33	0.05	0.33

Cash earnings per share - diluted[1]	$0.49	$0.59	$0.87	$0.87

1.	The sum of the per-share components of cash earnings per share - diluted may not agree to cash earnings per share - diluted due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)

	At
	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$55,060	$71,244
Securities purchased under resale agreements in premium trust accounts	55,558	41,317
Current receivables	47,526	50,137
Other current assets	13,523	14,172

Total current assets	171,667	176,870
Intangibles, net	266,761	232,665
Goodwill, net	253,929	218,002
Deferred tax assets	21,633	21,802
Other non-current assets	21,765	22,216

Total assets	$735,755	$671,555

LIABILITIES

Current liabilities:
Premiums payable to insurance carriers	$52,746	$39,597
Bank loan	—	—
Other current liabilities	73,417	76,443

Total current liabilities	126,163	116,040
Deferred tax liabilities	90,178	81,278
Other non-current liabilities	8,084	8,965

Total liabilities	224,425	206,283

STOCKHOLDERS’ EQUITY

Common stock	3,468	3,313
Additional paid-in capital	514,343	476,633
Retained earnings	14,372	4,159
Treasury stock	(20,853)	(18,833)

Total stockholders’ equity	511,330	465,272

Total liabilities and stockholders’ equity	$735,755	$671,555